UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 28, 2014

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1675

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Letter of Intent Agreement

Item 3.02 Unregistered Sales of Equity Securities

On February 28, 2014, the Company has entered into a Joint Venture Agreement ("JV") with Green Canvas Ltd. ("GCL") (collectively, the "Parties") with regard to the acquisition (the "Acquisition") by Enertopia of up a 75% interest in the business of GCL (the "Business"), being the business of legally producing, manufacturing, propagating, importing/exporting, testing, researching and developing, and selling marihuana for medical purposes.

Acquisition Structure entered into between Enertopia and GCL JV. Enertopia shall be entitled to acquire up to 75% ownership interest in the Business (an "Ownership Interest") as follows:

a)	Payment of $100,000 at the time of execution of the LOI (Completed);

b)

Either concurrently with or immediately following the Execution Date, Enertopia shall complete the following in return for which Enertopia will be granted and vested with a 49% Ownership Interest in the Business:

		(i)	issue to GCL an aggregate of 10,000,000 common shares of Enertopia ("Shares"); and

(ii)

pay to GCL the aggregate sum of $500,000, the full amount of which, less the sum of $113,400 payable to Wolverton Securities as a finder's fee, shall be used by GCL to upgrade the Business as may be necessary pursuant to MMPR requirements or as may otherwise be required to advance the Business.

c)

An aggregate of 6,400,000 of the Shares issued pursuant to Section 5.01(b)(i) shall be held in escrow (the "Escrow Shares") by Enertopia's solicitors until the Effective Date. Upon occurrence of the Effective Date, Enertopia will cause its solicitors to release the Escrow Shares from escrow.

d)

On or before the first anniversary of the Execution Date, Enertopia shall pay the sum of $250,000 to GCL and issue 3,000,000 Shares to GCL, in return for which Enertopia will be granted and vested with an additional 2% Ownership Interest for a total Ownership Interest of 51% at such time.

e)

On or before the second anniversary of the Execution Date, pay the sum of $150,000 to GCL and issue 3,000,000 Shares to GCL, in return for which Enertopia will be granted and vested with an additional 9% Ownership Interest for a total Ownership Interest of 60% at such time.

f)

Upon earning a 60% Ownership Interest on or before the second anniversary of the Execution Date in accordance with Sections (d) and (e), Enertopia shall have the option to acquire an additional 15% Ownership Interest through the issuance of an additional 3,000,000 Shares to GCL on or before the third anniversary of the Execution Date.

g)	In the event the Effective Date does not occur within twelve (12) months from the Execution Date:

(i)

GCL shall return all Shares issued to it by Enertopia pursuant to this Agreement other than 3,600,000 Shares of the 10,000,000 Shares issued pursuant to Section 5.01(b)(i) (comprised of 1,800,000 Shares issued to Wolverton Securities and 1,800,000 Shares issued to GCL) which GCL shall be entitled to retain;

	(ii)	The Management Agreements (as hereinafter defined) shall terminate immediately and Enertopia shall have no further obligation with respect to the Management Compensation (as hereinafter defined); and

(iii)

This Agreement shall terminate and Enertopia will be released from all obligations under this Agreement and GCL will also be so released provided that it has fulfilled its obligation pursuant to this Section (g)

The terms of the Agreement also require Enertopia to fund, for a period of three years subject to early termination of the Agreement, any shortfall in the payment of management fees to certain Green Canvas consultants in the amount of $15,000 per month, which fees are to be paid out of the gross profits of the joint venture.

The Company issued the units two (2) non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S, promulgated under the United States Securities Act of 1933, as amended. Each of the subscribers represented that they were not a “US person” as such term is defined in Regulation S.

The securities referred to herein will not be and have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the Joint Venture Agreement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Joint Venture Agreement dated February 28, 2014
99.1	Press Release dated February 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2014

Enertopia Corp.

By: ”Robert McAllister”
Robert G. McAllister
President and Director